EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 No. 333-195435 and on Form S-8 N0. 333-188112 of EDAP TMS S.A. of our report dated April 2, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

Lyon, France, April 2, 2015

PricewaterhouseCoopers Audit

Represented by
Elisabeth L’hermite